UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

MARCUS & MILLICHAP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36155	35-2478370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(Address of Principal Executive Offices including Zip Code)

(818) 212-2250

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2016, Marcus & Millichap, Inc. (the “Company”) announced that the board of directors appointed Mitchell R. LaBar as Chief Operating Officer and Executive Vice President of the Company effective as of his start date, which is expected to be March 31, 2016.

In accordance with Mr. LaBar’s offer letter, he will receive a pro-rated annual base salary of $450,000 and be eligible for a pro-rated annual bonus with a target amount of $950,000 and a maximum amount of $1,900,000. Mr. LaBar’s eligibility for, and the amounts to be paid under, an annual bonus are subject to the compensation committee’s discretion. Upon commencement of his employment, Mr. LaBar will receive 30,000 restricted stock units that vest over a five-year period and are subject to other conditions.

Before assuming his new role, Mr. LaBar, age 56, was employed with the Company from 1984 to 2008. He joined the Company in 1984 as a sales agent, was promoted to a regional manager and, then, division manager, and was a managing director in the Company before its IPO. Mr. LaBar was instrumental in helping grow certain of the Company’s markets, including our Manhattan office. In 2008, Mr. LaBar left the Company to pursue personal financial interests but, starting in March 2015 to present, Mr. LaBar has been engaged as a consultant to the Company to implement a development and training program, among other things, for certain leaders of the Company. Under the consulting agreement with Mr. LaBar’s consulting firm, L5K Investments Inc., the Company has paid $25,000 per month for Mr. LaBar’s services since March 1, 2015.

There are no family relationships between any director or executive officer of the Company and Mr. LaBar. A copy of the press release announcing the above appointment is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by the Company entitled “Marcus & Millichap, Inc. Names Mitchell R. LaBar Chief Operating Officer” dated March 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCUS & MILLICHAP, INC.

Date: March 10, 2016	By:	/s/ Martin E. Louie
Martin E. Louie
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by the Company entitled “Marcus & Millichap, Inc. Names Mitchell R. LaBar Chief Operating Officer” dated March 10, 2016.

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